Exhibit 5.B


INTERNAL REVENUE SERVICE                 DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P. O. BOX 2508
CINCINNATI, OH  45201

Date:  January 26, 1995           Employer Identification Number:
                                          38-0549l90
                                  File Folder Number:
                                          380061063
FORD MOTOR COMPANY                Person to Contact:
P.O. Box 1899, THE AMERICAN RD.           DAVID E. DIXON
DEARBORN, MI  48121-1899          Contact Telephone Number:
                                         (513) 684-3866
                                  Plan Name:
                                          UAW TAX EFFICIENT SAVINGS
                                          PLAN FOR HOURLY EMPLOYEES
                                  Plan Number:  025


Dear Applicant:

        We have made a favorable determination on your plan identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination expresses an opinion on whether the amendment(s), in and of itself, affects the continued qualified status of the plan under Code section 401 and the exempt status of the related trust under section 501(a). It is not an opinion on the qualification of the plan as a whole and the exempt status of the related trust as a whole.

        This determination letter is applicable for the amendment(s) adopted on September 15, 1993.

        This plan satisfies the requirements of Code section
4975(e)(7).

        This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan benefits only collectively bargained employees or employees treated as collectively bargained employees.

        The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

        We have sent a copy of this letter to our representative as indicated in the power of attorney.

        If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                    Sincerely yours,

                                    /s/C. Ashley Bullard
                                    C. Ashley Bullard
                                    District Director


Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans
Addendum


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